Exhibit 10.4
AMENDMENT NO. 4
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
AMENDMENT (“Amendment”) made effective on March 1, 2016 (the “Effective Date”) to the amended and restated employment agreement dated as of May 1, 2006, as amended (the “Employment Agreement”), between Celgene Corporation, a Delaware corporation (the “Company”), and Robert J. Hugin (the “Executive”).
WHEREAS, the Company and the Executive have previously entered into the Employment Agreement; and
WHEREAS, the Company and the Executive desire to amend the Employment Agreement to appoint the Executive as the Executive Chairman of the Board of Directors of the Company on March 1, 2016.
NOW, THEREFORE, effective on the Effective Date, the Employment Agreement is hereby amended as follows:
1.The first sentence of Section 2 is hereby amended in its entirety to read as follows:

“Effective on March 1, 2016, Employee hereby resigns as Chief Executive Officer of the Company, and during the Employment Period, shall be employed in the business of the Company as the Executive Chairman of the Board, with the duties as set forth in Exhibit A attached hereto.”
2.Section 2 is hereby further amended to add the following to the end thereof:

“Notwithstanding anything to the contrary herein, nothing provided for herein shall constitute, or give rise to a Good Reason event under this Agreement, and upon Employee’s resignation as Chief Executive Officer, Employee shall not be entitled to any severance payments or benefits pursuant to Section 10. It is intended that Employee’s change in status from Chief Executive Officer to Executive Chairman of the Board shall not be a “separation from service” within the meaning of Section 409A of the Code (as defined in Section 10(f) of this Agreement).”
3.Sections 10(b)(i), (ii) and (iii) are hereby amended in their entirety to read as follows:

“(i)    failure to elect or appoint, or reelect or reappoint, Employee to, or removal of Employee from, his position with the Company as Executive Chairman of the Board, except in connection with the termination of Employee’s employment pursuant to Section 10(a);
(ii)    a significant change in the nature or scope of the authorities, powers, functions, duties or responsibilities normally attached to Employee’s position as Executive Chairman of the Board, except in each case in connection with the termination of Employee’s employment for Cause or as a result of Employee’s death, or temporarily as a result of Employee’s illness or other absence;
(iii)    a determination by Employee made in good faith that, as a result of a Change in Control, he is unable effectively to carry out the authorities, powers, functions, duties or responsibilities attached to his position as Executive Chairman of the Board, and the situation is not remedied within 30 calendar days after receipt by the Company of written notice from Employee of such determination;”
4.Except as amended hereby and expressly provided herein, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed this 29th day of February, 2016.
EXECUTIVE

/s/Robert J. Hugin
Robert J. Hugin
CELGENE CORPORATION
By:

/s/Ernest W. Meyer
Ernest W. Meyer
Executive Vice President - Global Human Resources

EXHIBIT A
EXECUTIVE CHAIRMAN DUTIES
During the Employment Period, as Executive Chairman of the Board, Employee shall have responsibility and authority, subject only to the supervisory authority of the Board, in the areas of strategic planning and initiatives, advocacy and public policy matters, business development, personnel development and such other duties as may be assigned to him from time to time by the Board and, in the interim period between meetings of the Board, the Executive Committee of the Board.